As filed with the Securities and Exchange Commission on March 10, 2017

Registration Statement File No. 333-209925

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-209925)

TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Pinnacle Financial Partners, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Third Avenue South
Suite 900
Nashville, Tennessee
(615) 744-3700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Harold R. Carpenter
Chief Financial Officer
150 Third Avenue South, Suite 900
Nashville, Tennessee
(615) 744-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
D. Scott Holley, Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
(615) 742-6200

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This post-effective amendment (this "Post-Effective Amendment") relates to the Registration Statement on Form S-3 (the "Registration Statement") previously filed by Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Registrant"), with the Securities and Exchange Commission (the "SEC") on March 4, 2016 (Registration No. 333-209925), which registered 860,470 shares of the Registrant's common stock, $1.00 par value per share ("common stock"), for offer and sale from time to time by certain selling shareholders named therein (the "selling shareholders").

The Registrant entered into an Investor Rights Agreement (the "Agreement") by and among the Registrant and the selling shareholders on March 1, 2016 and agreed to register for offer and resale on a Form S-3 registration statement certain shares of the Registrant's common stock issued to the selling shareholders. The Registrant's obligations under the Agreement with respect to the registration of the shares of the Registrant's common stock have expired.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all shares of the Registrant's common stock registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any shares of its common stock that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 10, 2017.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Harold R. Carpenter
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.